Exhibit 99.1


[Graphic Omitted]


                                    For:         Loehmann's Holdings, Inc.
                                    Contact:     Robert Glass
                                                 Chief Operating Officer
                                                 (718) 409-2000

                             Investor Relations: Allison Malkin
                                                 Integrated Corporate Relations
                                                 (203) 222-9013


              LOEHMANN'S HOLDINGS INC. TO BE ACQUIRED BY CRESCENT
                          CAPITAL FOR $23 PER SHARE


         BRONX, NEW YORK, April 23, 2004. Loehmann's Holdings Inc. (NASDAQ:LHMS) today announced the signing of a definitive merger agreement providing for the acquisition of the Company by an affiliate of Crescent Capital Investments, Inc., an Atlanta-based private equity investment firm.

         Under the terms of the agreement, which was unanimously approved by the Company's Board of Directors based on the unanimous recommendation of an independent Special Committee of the Board, the Company will be acquired by an affiliate of Crescent in a one-step merger transaction for $23.00 per share in cash. The merger is subject to customary closing conditions, including approval of the Company's shareholders, but is not subject to a financing contingency.

         The CIT Group/Business Credit, Inc., the Company's existing lender, and Silver Point Finance have committed to provide approximately $100 million in financing to fund the debt portion of the transaction and to provide working capital following the merger. The total value of the transaction is approximately $177 million.

         Alpine Associates and certain related entities, Loehmann's largest shareholder and owner of approximately 33% of the outstanding shares, has entered into an agreement with Crescent's affiliate to vote its shares in favor of the merger. Alpine's voting agreement will terminate if the merger agreement is terminated, including as a result of the Board's acceptance of a superior proposal. In addition, Mr. Robert N. Friedman, Chief Executive Officer of Loehmann's, and Mr. Robert Glass, Chief Operating Officer, will remain as senior management of Loehmann's and will roll-over a portion of their existing options in the Company following the merger. The merger will be voted on at a special shareholders' meeting, which is expected to be held this summer.

         In considering and approving the transaction, the Board of Directors relied, among other things, upon the recommendation of the Special Committee. In making its recommendation, the Special Committee relied, among other things, upon the opinion of the Special Committee's independent financial advisor, Peter J. Solomon Company, that the consideration being offered in the merger is fair from a financial point of view to Loehmann's shareholders.

         Mr. Friedman said, "The transaction announced today is designed to provide an attractive price for our shareholders while positioning the Company to pursue a long-term program of growth and future success in the off-price retail marketplace. As a private company, we will have greater flexibility to focus even more on meeting the demands of a dynamic marketplace without the costs and constraints associated with being a public company."

         "This transaction represents a strong endorsement of Loehmann's by a successful private equity firm. We are confident we will have access to capital to fund our growth while gaining an invaluable long-term financial partner in Crescent," Mr. Friedman said.

         Commenting on the Loehmann's investment, David Crosland of Crescent said, "We are extremely excited about our proposed acquisition of Loehmann's and our partnership with the Company's senior management team. Loehmann's is a perfect example of what we look for in an investment opportunity: a successful business with a strong market position in an attractive niche, excellent growth prospects and a highly committed and experienced management team."

         Loehmann's is a leading specialty retailer of well-known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Loehmann's currently operates 48 stores in major metropolitan markets located in 17 states. Loehmann's invites investors to visit the Company's web site at www.loehmanns.com.

         About Crescent Capital Investments

         Crescent Capital Investments, Inc. is an Atlanta-based private equity firm founded in 1997. Since 1998, Crescent has arranged the investment of more than $600 million of equity in eleven transactions with an aggregate enterprise value of over $1.1 billion.

         Other companies in Crescent Capital's current portfolio include Cirrus Industries, Inc., the second largest manufacturer of piston-powered, general aviation aircraft in the world; Caribou Coffee Company, the second largest non-franchised specialty coffeehouse chain in the United States; B.R. Lee Industries, Inc., the leading U.S. manufacturer of commercial paving equipment; DVT Corporation, a provider of technology-based machine vision systems; Smart Document Solutions, LLC, the leading provider of medical records release of information services in the United States; Transportation Safety Technologies, Inc., a technological leader in the manufacture of specialty electrical components and safety products for truck, utility and emergency vehicles in the United States; WaterMark Paddlesports, Inc., one of the premier outdoor sporting goods companies in the nation; and American Pad and Paper LLC, a manufacturer and distributor of legal pads and related office supplies. Further information on Crescent can be found at www.crescentcapital.com.

                                  # # # # # #

Loehmann's Holdings Inc. ("Loehmann's") intends to file a preliminary proxy statement (the "Preliminary Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with a special meeting of shareholders (the "Special Meeting") to vote on the proposed merger with an affiliate of Crescent Capital. Loehmann's also will be filing with the SEC a definitive proxy statement (the "Definitive Proxy Statement") and other relevant documents. Loehmann's, its directors (Robert N. Friedman, Robert Glass, William J. Fox, Joseph Nusim, Carol Gigli-Greer, Cory Lipoff and Erwin A. Marks) and executive officers (Robert N. Friedman and Robert Glass) may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Special Meeting. Information concerning such participants will be available in the Preliminary Proxy Statement and Definitive Proxy Statement. Except for Messrs. Friedman and Glass, who may each be deemed to beneficially own approximately 4.5% of Loehmann's' outstanding common stock (all of which ownership is represented by options, certain of which are currently exercisable), no participant may be deemed to beneficially own more than 1% of Loehmann's' outstanding common stock. SHAREHOLDERS OF LOEHMANN'S ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT LOEHMANN'S WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders of Loehmann's and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement (when available) and the Definitive Proxy Statement (when available) and other related documents filed by Loehmann's at the SEC's website at (http://www.sec.gov/). The Preliminary Proxy Statement (when available) and the Definitive Proxy Statement (when available) and other related documents filed with the SEC may also be obtained from Loehmann's, free of charge, by contacting Mr. Robert Glass at Loehmann's at 2500 Halsey Street, Bronx, New York 10461, Tel: 718-409-2000.